Exhibit 99.(d)(i)

Pacific Life Insurance Company • [700 Newport Center Drive • Newport Beach, CA 92660]

[www.PacificLife.com	(800) 347-7787]

READ YOUR POLICY CAREFULLY. This is a legal contract between you, the Owner, and us, Pacific Life Insurance Company, a stock life insurance company. We agree to pay the benefits of this Policy according to its provisions. The consideration for this Policy is the Application for it, a copy of which is attached, and payment of the initial and subsequent premiums.

Variable Account values and cash values are not guaranteed and may increase or decrease depending upon Variable Account investment experience.

While Policy values may be affected by an external index, Indexed Accounts do not directly participate in any stock or equity investment.

The method for determining the Death Benefit is described in the Death Benefit section of this Policy. The amount of the Death Benefit may increase or decrease depending on the Death Benefit Option elected and the investment experience of the Investment Options. Please reference the Index located at the end of this contract to determine the page on which the Death Benefit is described.

Premiums are flexible, subject to minimums required to keep this Policy In Force. Even if Planned Premiums are paid, it is possible that, due to changes in interest credited, the investment performance of the Investment Options and Policy Charges, this Policy may not continue In Force; that is, it may lapse before any Death Benefit is payable on the death of the Insured. The initial interest rate for the Fixed Account(s) is guaranteed for the first Policy year. Additionally, loans, withdrawals, and Death Benefit Option changes can affect the length of time this Policy stays In Force.

Signed for Pacific Life Insurance Company,

President & Chief Executive Officer	Secretary

FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE WITH INDEXED ACCOUNT(S)

•	Death Benefit payable on the death of the Insured
•	Net Cash Surrender Value payable upon Surrender
•	Benefits may vary based on investment experience
•	Adjustable Face Amount
•	Non-Participating

Insured:	[JOHN DOE]
Owner:	[JOHN DOE]
Policy Number:	[VP99999990]
Policy Date:	[September 1, 2025]
Total Face Amount:	$[125,000]

Free Look Right – You may cancel this Policy within [10] days after you receive it. To do so, deliver it or mail it to us or to the registered representative who delivered it to you. This Policy will then be deemed void from the beginning, and we will refund any Premium Load deducted from the premiums, plus any Net Premiums allocated to the Fixed Account(s), plus the Accumulated Value allocated to the Variable Account(s) and the Indexed Account(s), plus any monthly charges and fees deducted from the Policy’s Accumulated Value in the Variable Account(s).

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DEFINITIONS

In this section, certain terms used throughout this Policy are defined. Other terms may be defined in other parts of this Policy. Defined terms and certain Policy provisions are usually capitalized to provide emphasis.

Accounts – Consist of the Fixed Account(s), the Variable Account(s), the Indexed Account(s), and the Loan Account, each of which may be referred to as an Account.

Account Additions – Will increase the Fixed Account Value, the Variable Account Value and the Indexed Account Value under the Policy, as described in Account Addition Method. An Account Addition is any of the Account Addition Factors shown in the Policy Specifications.

Account Deductions – Will reduce the Fixed Account Value, the Variable Account Value and the Indexed Account Value under the Policy, as described in Account Deduction Method. An Account Deduction is any of the Account Deduction Factors shown in the Policy Specifications.

Accumulated Value – Is calculated on each Valuation Day as described in the Accumulated Value section.

Address on Record – Your last known address and/or the last known address of an assignee of record. An Address on Record includes a valid mailing address and may include e- mail addresses. It is your responsibility to inform us In Writing of any change to the Address on Record. You may not receive important communications including but not limited to a notification of pending termination for non-payment, if a valid mailing address is not provided to us.

Administrative Office – The office that administers this Policy. The mailing address of the Administrative Office at the time this Policy was applied for is shown in the heading of the Application. If the address changes, written notice will be sent to the Address on Record.

Age – The Insured’s Age as of their birthday nearest to the Policy Date, increased by the number of complete Policy years elapsed.

Application – Consists of the Application for this Policy, including any Certificate of Health, Statement of Good Health and Insurability, amendments and endorsements, supplements, approved policy change requests and any application for reinstatement or increase in benefits.

Basic Face Amount – The sum of the Face Amounts of all Basic Life Coverage Layers on the Insured. The Face Amount of each initial Basic Life Coverage is shown in the Policy Specifications.

Basic Life Coverage – Insurance coverage on the Insured provided by this Policy as shown in the Policy Specifications and any related Supplemental Schedule of Coverage. Certain riders may provide life insurance coverage, but such amounts are not included in the Basic Life Coverage.

Basic Life Coverage Layer – A layer of insurance coverage on the Insured under this policy. There may be one or more Basic Life Coverage Layers created at issue. Additionally, each increase in Basic Face Amount will comprise a new Basic Life Coverage Layer. Each Basic Life Coverage Layer has its own Face Amount, Risk Class, Coverage Layer Date, and set of charges. The Face Amount, Risk Class, Coverage Layer Date and set of charges for each initial Basic Life Coverage Layer are shown in the Policy Specifications. The Face Amount, Risk Class, Coverage Layer Date and set of charges for any Basic Life Coverage Layer added later will be shown in a Supplemental Schedule of Coverage sent to the Address on Record at that time. The Face Amount of a Basic Life Coverage Layer that is added after issue may be decreased to zero, but it cannot be terminated.

Business Day – Any day that we are open for business.

Cash Value Accumulation Test – One of two Death Benefit Qualification Tests that this Policy must satisfy at all relevant times for it to qualify as a life insurance contract under the Code. Cash Value Accumulation Test is as defined in Section 7702(b) of the Code.

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Class – (i) Is considered in determining Policy Charges, interest credited, features of the Indexed Account(s), and certain limitations on Policy features and benefits; and (ii) Depends on a number of factors, including (but not limited to) the Death Benefit, Basic and Total Face Amount, Coverage Layer, Policy Date, Policy duration, premiums paid, source of premium, Policy ownership structure, underwriting type, reinsurance, the Insured’s Age and Risk Class, requested or scheduled increases in, or additions of, Coverage Layers, and the presence and attributes of Policy features and benefits and optional riders.

Closing Value – The Closing Value of the Index, is the value of the Index as of the close of the New York Stock Exchange, which is usually 4:00 p.m. Eastern time. If an Index is traded on an exchange other than the New York Stock Exchange, that exchange’s Closing Value will be used. If no Closing Value is published for a given day, the Closing Value for the next day for which the Closing Value is published will be used. In calculating the change in value of the Index, we use the Closing Value of the Index.

Code – The U.S. Internal Revenue Code of 1986, as amended.

Coverage Layer – A Basic Life Coverage Layer or a layer of insurance coverage on the Insured under an optional rider.

Coverage Layer Date – The date that a particular Coverage Layer is effective. Coverage Layer months, years and anniversaries are measured from this date. The Coverage Layer Date for each initial Coverage Layer is the Policy Date as shown in the Policy Specifications.

Designated Fixed Account – The Designated Fixed Account is the Fixed Account shown in the Policy Specifications.

Evidence of Insurability – Information, including medical information satisfactory to us, that is used to determine insurability and the Insured’s Risk Class, subject to our approval and issue limits.

Face Amount – The amount used in determining the Death Benefit for each Coverage Layer as shown in the Policy Specifications and any related Supplemental Schedule of Coverage. The Face Amount is subject to increase or decrease as provided elsewhere in this Policy.

Fixed Account – An account that is part of our General Account. We credit interest on the Fixed Account Value at a fixed rate of interest declared by us. Fixed Accounts may also be referred to Fixed Options. See Investment Options for additional information.

Free Look Period – The number of days during which this Policy may be returned as specified in the Free Look Right on the cover of this Policy.

Free Look Transfer Date – The day that Accumulated Value is transferred from a money market variable account that we designate to the Account(s) you choose. The Free Look Transfer Date is shown in the Policy Specifications.

General Account – Consists of all our assets other than those allocated to the Separate Accounts or to any of our other segregated asset accounts.

Guideline Premium Test – One of two Death Benefit Qualification Tests that this Policy must satisfy at all relevant times for it to qualify as a life insurance contract under the Code. Guideline Premium Test is as defined in Section 7702(c) of the Code.

Indexed Account – An account that is part of our General Account. We credit interest on the Indexed Account Value, in part, based on any positive change in an Index. Indexed Accounts may also be referred to as Indexed Fixed Options. See Investment Options for additional information.

In Force – When this Policy is In Force, the Policy is in effect and provides a Death Benefit upon the death of the Insured. See When this Policy is In Force for additional information.

Insured – The person insured under this Policy, as shown in the Policy Specifications.

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Investment Options – Consist of the Variable Account(s), the Fixed Account(s), and the Indexed Account(s), and any additional investment options that we may add. See the Investment Options section of this Policy for additional information.

Monthly Deduction End Date – Shown in the Monthly Deduction Factors section of the Policy Specifications and, unless otherwise specified, is the date when Monthly Deductions will cease to modify the Accumulated Value. In certain circumstances a charge may specifically state that it will continue beyond the Monthly Deduction End Date.

Monthly Payment Date – The same day each month as the Policy Date and is the date on which certain Policy Charges are deducted from, and Policy credits are added to, the Accumulated Value. The first Monthly Payment Date is the Policy Date.

Net Amount at Risk – The Death Benefit divided by the Net Amount at Risk Factor shown in the Policy Specifications, then less the Accumulated Value.

Net Premium – The premium received reduced by any applicable Premium Load. See the Premiums section of this Policy for additional information.

Owner, you, or your – Refers to the Owner(s) of this Policy as shown in the Policy Information section of the Policy Specifications at the time of issue. If ownership is changed after Policy issue, it is shown in a confirmation of change.

Policy – Refers to this contract, the associated Policy Specifications and any riders, endorsements, supplements, amendments and benefits attached to it. We agree to pay the benefits of this Policy according to its provisions.

Policy Date – Shown in the Policy Specifications. Policy and rider months, quarters, years and anniversaries are measured from this date.

Policy Debt – The amount necessary to repay the Policy loan in full and is equal to the Loan Account plus any accrued Loan Interest Charge. The Policy Debt reduces any amount otherwise payable under the Policy.

Policy Specifications – A section of the Policy that shows information specific to this Policy.

Proper Form – Your signed request in writing that may require, among other things, a notarized signature or some other proof of authenticity that is required for us to act on a Written Request. We do not generally require such proof, but proof may be requested:

•	If it appears that your signature has changed;
•	If the signature does not appear to be yours;
•	If we have not received a properly completed Application or confirmation of an Application; or
•	For any other reason to protect you and/or us.

Risk Class – Used in determining Policy Charges and is established by us during the underwriting process for each Coverage Layer. Risk Class depends on the Insured’s sex, health, tobacco use, and other factors. The sex of the Insured on this Policy will be either male, female or unisex and is shown in the Policy Specifications. The Risk Class of the Insured for each initial Coverage Layer is shown in the Policy Specifications. The Risk Class of the Insured for any additional Coverage Layer will be shown in a Supplemental Schedule of Coverage sent to the Address on Record at that time. Risk Class may also be referred to as Risk Classification.

Separate Account – Consists of subaccounts, also called Variable Accounts. Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies. Our Separate Account is shown in the Policy Specifications.

Supplemental Schedule of Coverage – The written notice that will be sent to the Address on Record, or by other means where permitted, reflecting certain changes made to the Policy after the Policy Date. A Supplemental Schedule of Coverage is an endorsement to this Policy and becomes part of the contract as described in the Entire Contract provision.

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Total Face Amount – The sum of the Basic Face Amount and the Face Amounts of any riders providing life insurance coverage on the Insured, unless specifically excluded. The Total Face Amount is used in determining the Death Benefit under this Policy. The initial Total Face Amount is shown on the cover of this Policy. If the Total Face Amount changes, the new amount will be shown in the Supplemental Schedule of Coverage.

Valuation Day – Each day required by applicable law and currently includes each day the New York Stock Exchange is open for trading and our Administrative Office is open.

Valuation Period – The period of time between successive Valuation Days.

Variable Account – A Separate Account or a subaccount of a Separate Account in which assets are segregated from assets in the General Account and other Separate Accounts. Variable Accounts are also referred to as Variable Options or Variable Investment Options. See Investment Options for additional information.

We, our, ours, and us – Refers to Pacific Life Insurance Company (PLIC).

Written Request or In Writing – Your signed request, which is received by us at our Administrative Office in Proper Form, containing information we need to act on the request. We may have forms available for you to make a request In Writing. Prior to any Written Request, you may contact us to obtain information regarding the Proper Form required for a request. Written Request includes an electronic request provided in a format acceptable to us.

DEATH BENEFIT

When this Policy is In Force – This Policy is In Force as of the latest of the following:

•	The Policy Date;
•	Your written acceptance of the delivered Policy; and
•	Your payment of the initial premium.

The Policy remains In Force until the earliest of any of the following:

•	Surrender, as described in the Surrender and Withdrawal of Values section;
•	Lapse, as described in the Policy Lapse and Reinstatement section; or
•	The death of the Insured.

Coverage under this Policy is subject to any changes that have been made to the Policy at your request and may include increases or decreases in Total Face Amount, as described in later sections of this Policy.

Death Benefit – This Policy provides a Death Benefit upon the death of the Insured while this Policy is In Force. This section describes how the Death Benefit is calculated. The Death Benefit is the greater of either:

•	The Death Benefit calculated under the Death Benefit Option in Effect; or
•	The Minimum Death Benefit specified below, according to the Death Benefit Qualification Test that applies to this Policy, as shown in the Policy Specifications.

The Death Benefit under this Policy is subject to any increase or decrease required to qualify the Policy as life insurance (see Tax Qualification as Life Insurance), or to prevent this Policy from being classified as a MEC (see Modified Endowment Contract Tax Status).

Minimum Death Benefit – The Minimum Death Benefit will be determined based on the Death Benefit Qualification Test for the Policy and at any time will be no less than the minimum amount we determine to be required for this Policy to qualify as a life insurance contract under the Code and applicable law. The Minimum Death Benefit is equal to the Minimum Death Benefit Percentage multiplied by the cash surrender value (which may differ from the Policy’s Cash Surrender Value) as determined under applicable tax law. The Minimum Death Benefit Percentages as of the Policy Date are shown in the Policy Specifications. Changes to the Policy may affect these percentages if the Death Benefit Qualification Test is the Cash Value Accumulation Test.

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Death Benefit Options – You elected the initial Death Benefit Option in the Application. Descriptions of all the Available Death Benefit Options on this Policy and the initial Death Benefit Option in Effect are shown in the Policy Specifications. Certain changes in Death Benefit Option are allowed as described in Change of Death Benefit Option.

Death Benefit Qualification Test – This Policy must at all relevant times satisfy one of two Death Benefit Qualification Tests for it to qualify as a life insurance contract under the Code. The Policy provides a Minimum Death Benefit amount, as needed, for the Policy to qualify under either of the Tests. The Death Benefit Qualification Test that this Policy is designed to satisfy appears in the Policy Specifications. You may not change this Policy’s specified Death Benefit Qualification Test without our written consent.

Change of Death Benefit Option – The Death Benefit Option may be changed upon Written Request, as shown in the Policy Specifications, no more than once per Policy year. The Total Face Amount will be adjusted, if necessary, so that the Death Benefit immediately after the change of Death Benefit Option will be equal to the Death Benefit immediately before the change. The change will be effective on the Monthly Payment Date on or next following the day Written Request is received at our Administrative Office. Any such Death Benefit Option change will be shown in a Supplemental Schedule of Coverage that will be sent to the Address on Record at the time of the change.

Unless specified otherwise In Writing, any request for a Death Benefit Option change will not take effect if the requested change would cause this Policy to be classified as a Modified Endowment Contract under the Code.

If the Guideline Premium Test is the Death Benefit Qualification Test this Policy is designed to satisfy, then Change of Death Benefit Option requests will be subject to the Guideline Premium Limit as defined in the Code. This may result in one or more refunds of premiums or required distributions of Accumulated Value to maintain compliance with such limit in accordance with the Tax Qualification as Life Insurance section of this Policy. Such request will not be allowed to the extent we determine that any resulting Guideline Premium limit would cause an amount in excess of the Net Cash Surrender Value to be distributed from the Policy.

Death Benefit Proceeds – The Death Benefit Proceeds (“Proceeds”) are the actual amount(s) payable if the Insured dies while this Policy is In Force. Proceeds are equal to the Death Benefit, as of the date of death, reduced by any Policy Debt and, if death occurs during a Grace Period, reduced by any Monthly Deductions that may be due and unpaid.

Death Benefit Proceeds may be paid in a lump sum or, if elected, may be distributed over a period of time. One or a combination of the plans available on the date of election may be selected. Distributions will be subject to any minimum amount requirements in effect at the time of election. If the Beneficiary is not a natural person, the choice of a payment option will be subject to our approval. You may contact us prior to choosing any payment, to obtain information on the currently available plans.

We will pay the Proceeds after the latest date of receiving all the following at the Administrative Office:

•	Proof of the Insured’s death, such as a certified copy of the death certificate for the Insured or other lawful evidence providing equivalent information and proof of the claimant’s legal interest in the proceeds;
•	Sufficient information to determine our liability, the extent of our liability, and the appropriate party legally entitled to the Proceeds; and
•	Sufficient evidence that any legal impediments to payment of Proceeds that depend on parties other than us are resolved. Legal impediments to payment include but are not limited to: (a) the establishment of guardianships and conservatorships; (b) the appointment and qualification of trustees, executors and administrators; and, (c) submission of information required to satisfy state and federal reporting requirements.

Interest on Proceeds will accrue from the date of the Insured’s death to the date the claim is paid at:

•	The minimum annual interest rate for funds left on deposit that is in effect on the date of the Insured’s death; or, if the company has not established a minimum annual interest rate for funds left on deposit;

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•	The Two-Year Treasury Constant Maturity Rate as published by the Federal Reserve, which is in effect on the date of the Insured’s death.

If payment of Proceeds is delayed 31 calendar days after the latest date of receiving the last of the above requirements, additional interest on the Death Benefit Proceeds, will be paid at the annual Death Benefit additional interest rate of 10%. Such Death Benefit Proceeds additional interest rate will be applied to the Proceeds beginning on the 31st calendar day referenced above to the date the claim is paid.

Proceeds paid are subject to the conditions and adjustments defined in other Policy provisions, such as General Provisions, withdrawals, Policy loans, and Timing of Payments.

Basic Face Amount Increase – You may submit an Application to increase the Basic Face Amount by adding a new Basic Life Coverage Layer. Your Application must include Evidence of Insurability and is subject to our approval. The effective date of the increased Basic Face Amount will be the first Monthly Payment Date on or next following the date all required conditions are met or any other mutually agreeable Monthly Payment Date. Certain riders may restrict your ability to request unscheduled increases in Coverage Layers. Increases may be allowed more than once per Policy year, however we reserve the right, uniformly for all members of the same Class, to limit Basic Face Amount increases to one per Policy year, to require a minimum increase amount, and to charge a fee to evaluate insurability, not to exceed the Maximum Fee per Evaluation of Insurability shown in the Policy Specifications, for each evaluation.

Upon approval of any such increase, a Supplemental Schedule of Coverage will be sent to the Address on Record, which will include the following information:

•	The increased Face Amount and the effective date of the increase;
•	The Risk Class for the increase;
•	The Maximum Monthly Cost of Insurance Rates applicable to the increase;
•	The Maximum Monthly Coverage Charges for the increase;
•	If the Guideline Premium Test is the Death Benefit Qualification Test in Effect, the Policy’s new Guideline Premiums;
•	Any Administrative Charge applicable to the new Coverage Layer; and
•	The Maximum Surrender Charges for the new Coverage Layer.

Other Face Amount Increases – An increase in the Total Face Amount may occur when a change in Death Benefit Option is requested. In this case, the Face Amount of the most recently issued Coverage Layer will be increased. If there are rider and Basic Life Coverage Layers with the same Coverage Layer Date, unless otherwise stated, the rider Face Amount will be increased first. Certain riders may restrict your ability to request unscheduled increases in Coverage Layers.

Face Amount Decrease – You may request a decrease in the Total Face Amount of the Policy In Writing. When requesting a decrease in the Total Face Amount, you may specify the amount of the decrease for each type of insurance coverage. A decrease in Total Face Amount is subject to each of these limits:

•	Only one requested decrease per Policy year is allowed;
•	A decrease prior to the Initial Date of Decrease shown in the Policy Specifications is not allowed; and
•	The Basic Face Amount remaining after a decrease must be at least equal to the Minimum Basic Face Amount Following Requested Decrease shown in the Policy Specifications.

The effective date of the decreased Face Amount will be the first Monthly Payment Date on or next following the date your Written Request is approved.

Unless and until it is otherwise specified In Writing, any request for a decrease in Total Face Amount will not take effect if the requested change would cause the Policy to be classified as a Modified Endowment Contract under the Code in accordance with the Modified Endowment Contract Tax Status section of this Policy. Consult with a qualified tax advisor before requesting a decrease in Total Face Amount as described below. We reserve the right to allow a Face Amount Decrease prior to the Initial Date of Decrease. If this right is exercised, it will be done so uniformly for all members of the same Class. Upon approval of any decrease, a Supplemental Schedule of Coverage reflecting the decrease will be sent to the Address on Record.

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If the Guideline Premium Test is the Death Benefit Qualification Test in Effect, the request for a decrease in the Total Face Amount will be subject to the Guideline Premium Limit as defined in the Code. This may result in one or more refunds of premiums or required distributions of Accumulated Value to maintain compliance with such limit, in accordance with the Tax Qualification as Life Insurance section of this Policy. Such request will not be allowed to the extent we determine that any resulting Guideline Premium limit would cause an amount in excess of the Net Cash Surrender Value to be distributed from the Policy.

Processing of Face Amount Decreases – Any reduction in the Total Face Amount, whether by Written Request or due to a withdrawal or change in Death Benefit Option, will reduce or eliminate the Face Amount of Coverage Layers based on Coverage Layer Date, in order from the latest to the earliest Coverage Layer Date. If more than one Coverage Layer has the same Coverage Layer Date, we will first reduce or eliminate the Face Amount of any rider Coverage Layer, and then the Face Amount of any Basic Life Coverage Layer.

If you request a Face Amount Decrease and specify the amount of decrease for each type of insurance coverage, only the applicable Coverage Layers will be reduced or eliminated based on Coverage Layer Date in order from the latest to earliest Coverage Layer Date.

Face Amount Decreases that are a result of an acceleration of the Death Benefit through certain riders, may result in a Basic Face Amount below the Minimum Basic Face Amount Following Requested Decrease.

Policy Change Limit – We reserve the right to require Evidence of Insurability for any Policy change that would result in an increase in Net Amount at Risk and, if the Evidence of Insurability is inconsistent with our underwriting rules, the Policy change may be limited or refused.

Change in Benefits – Under the Policy’s Death Benefit Qualification Test, any change in Policy or rider benefits or certain other factors may require an adjustment to the Policy’s tax qualification limits.

PREMIUMS

Premiums – The initial premium is payable either at the Administrative Office or to your registered representative before this Policy can be placed In Force. If requested, a premium receipt signed by one of our officers will be provided. Any premium that is received will not accrue interest or experience a gain or loss in value prior to the Policy being placed In Force. Additional premiums are optional and are payable at any time at the Administrative Office. Any premium paid after the initial premium, whether delivered to your registered representative or otherwise, will be considered “received” when it is delivered to the Administrative Office. Except for the initial premium, we bear no responsibility for any premium unless we have received it. We reserve the right to reject premium payments less than the Minimum Premium Payment shown in the Policy Specifications. Premiums may be paid at any time before the Monthly Deduction End Date, subject to the premium limits below. Any payment received while there is a loan will first be considered a Loan Repayment, unless we are notified In Writing that it is a premium payment.

Planned Premium – The Planned Premium is the amount of premium you have told us you intend to pay and is shown in the Policy Specifications. You may change the Planned Premium by Written Request. Planned Premium is payable at the Planned Premium Frequency shown in the Policy Specifications. Payment of the Planned Premium does not guarantee that the Policy will continue In Force.

Premium Processing – We deduct the applicable Premium Load(s) at the time a premium payment is received, and the resulting Net Premium will then be applied as described in the Allocations provision.

Premium Load – The Premium Load is equal to the premium paid, categorized by Premium Type, multiplied by the applicable Premium Load Rate(s). The applicable Premium Load Rate(s) may vary depending on a number of factors, including Class, Premium Type, the number of years the Policy is In Force, and source and amount of premium. Such rate will not exceed, and may be less than, the maximum Premium Load Rate(s) shown in the Policy Specifications. Premium Load(s) will be applied uniformly to all members of the same Class.

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Premium Type – Premium Type is used to determine the applicable Premium Load for each premium payment. Each premium payment is categorized as one or, if applicable, more than one of the Premium Types described in the Policy Specifications.

Premium Limitation – We reserve the right to require Evidence of Insurability for any premium payment that would result in an increase in the Net Amount at Risk. If such Evidence of Insurability is not satisfactory to us, the premium payment may be limited or refused, unless it is necessary to keep the Policy In Force.

Guideline Premium Limit – This subsection applies only if the Guideline Premium Test is the Death Benefit Qualification Test is in Effect. For this Policy to qualify as a life insurance contract under Section 7702(c) of the Code, the sum of the premiums paid less a portion of any non-taxable withdrawals, as specified in the Code, may not exceed the Guideline Premium Limit, which is the greater of:

•	The Guideline Single Premium; or
•	The sum of the annual Guideline Level Premiums to the earlier of the date of payment or the Insured’s Age 100.

When applicable, the Guideline Single Premium and Guideline Level Premium (collectively referred to as “Guideline Premiums”) are shown in the Policy Specifications and may change whenever there is a change in the Total Face Amount of insurance, whether scheduled or otherwise, or in certain other Policy benefits or factors. Any such Guideline Premium change will be shown in a Supplemental Schedule of Coverage that will be sent to the Address on Record at the time of the change. The Guideline Premiums are used to determine the premium limits beyond which this Policy would fail to qualify as a life insurance contract under the Code. Payment of the Guideline Premiums does not guarantee that the Policy will never lapse, and additional premiums may be necessary to prevent the Policy from lapsing in the future.

The Guideline Premiums are determined by the rules that apply to this Policy as set forth in the Code. The Guideline Premiums will be adjusted to conform to any changes in the Code. To the extent that a premium payment would exceed such limits, the excess payment will be refunded to you in accordance with the Tax Qualification as Life Insurance section of this Policy, provided that we may not refuse any premium payment necessary to keep this Policy In Force. Further, we reserve the right to make distributions to you from the Policy to the extent we deem necessary to continue to classify this Policy as a life insurance contract under the Code, in accordance with the Tax Qualification as Life Insurance section of this Policy.

Modified Endowment Contract Premium Limit – In order that this Policy not be classified as a Modified Endowment Contract under Section 7702A of the Code, the sum of premiums paid less a portion of any non-taxable withdrawals may not exceed the 7-Pay limit as defined in the Code. The 7-Pay limit is the cumulative sum of the 7-Pay Premiums during the applicable 7-Pay testing period. In the event that a premium payment would cause the 7-Pay limit to be exceeded, we will refund the excess payment to you, unless you have provided a Written Request in which you accept your Policy being classified as a Modified Endowment Contract and indicate that we may accept such payments and apply them to the Policy, in accordance with the Modified Endowment Contract Tax Status section of this Policy. Payment of the 7-Pay Premium does not guarantee that the policy will never lapse, and additional premium may be necessary to prevent the policy from lapsing in the future.

The 7-Pay Premium may change whenever there is a change in the Total Face Amount of insurance, Death Benefit, or in other certain Policy benefits or factors. The 7-Pay Premiums are determined according to the rules applicable to this Policy set forth in the Code. The 7-Pay Premium will be adjusted to conform to any changes in the Code. To the extent that a premium payment would cause such limits to be exceeded, the excess payment will be refunded to you, in accordance with the Modified Endowment Contract Tax Status section of this Policy. Further, as indicated in that section, the Death Benefit will be increased to the extent we deem necessary to continue to classify this Policy as a non-Modified Endowment Contract under the Code.

INVESTMENT OPTIONS

Fixed Account(s) – There may be one or more Fixed Account(s) available on this Policy. The Fixed Account(s) available as of the Policy Date are shown in the Policy Specifications. We reserve the right to add Fixed Account(s) or to terminate or suspend one or more of the Fixed Account(s) at any time. In such case, notification of the change

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will be sent to the last known Address on Record. If a Fixed Account is terminated or suspended, unless you provide us with Written Instructions indicating otherwise, any Fixed Account Value held in that Fixed Account will be transferred to another Fixed Account that will be identified in the notification.

Indexed Account(s) –There may be one or more Indexed Account(s) available on this Policy. The Indexed Account(s) available as of the Policy Date are shown in the Policy Specifications. We reserve the right to add Indexed Account(s) or to terminate or suspend one or more of the Indexed Account(s) at any time. In such case, notification of the change will be sent to the last known Address on Record. If an Indexed Account is terminated or suspended, unless you provide us with Written Instructions indicating otherwise, any Indexed Account Value held in that Indexed Account will be transferred to another Account that will be identified in the notification.

Variable Account(s) –There may be one or more Variable Account(s) available on this Policy. The Variable Account(s) available as of the Policy Date are shown in the Application. We reserve the right to add Variable Account(s) or to combine, remove, liquidate, or terminate one or more of the Variable Account(s) at any time. In such case, notification of the change will be sent to the last known Address on Record. If a Variable Account is removed, liquidated, or terminated, unless you provide us with Written Instructions indicating otherwise, any Variable Account Value held in that Variable Account will be transferred to another Account that will be identified in the notification.

ACCUMULATED VALUE

Accumulated Value – The Accumulated Value on each Valuation Day equals the sum of:

•	The Fixed Account Value; plus
•	The Variable Account Value; plus
•	The Indexed Account Value; plus
•	The Loan Account Value.

Net Accumulated Value – The Net Accumulated Value is equal to the Accumulated Value less any Policy Debt.

Fixed Account Value – The Fixed Account Value is the sum of the Accumulated Value of the Fixed Account(s).

On the first day that the Policy is In Force, the Fixed Account Value equals the portion of the Net Premium that is allocated to the Fixed Account(s) according to the Allocation Instructions on record, less any applicable Monthly Deduction.

On any Valuation Day, the Fixed Account Value is equal to:

•	The Fixed Account Value on the prior Valuation Day;
•	Plus interest earned on such amount since the prior Valuation Day;
•	Plus the amount of any applicable Account Additions to the Fixed Account(s) since the prior Valuation Day;
•	Plus the amount of any transfer to the Fixed Account(s) since the prior Valuation Day;
•	Minus reduction for benefits paid since the prior Valuation Day as may be described in certain riders attached to this Policy;
•	Minus any applicable Account Deductions from the Fixed Account(s) since the prior Valuation Day; and
•	Minus the amount of any transfers from the Fixed Account(s) since the prior Valuation Day.

We credit interest on a daily basis using a 365-day year, at an annual effective rate not less than the Guaranteed Interest Rate for the Fixed Account shown in the Policy Specifications. If there is more than one Fixed Account available, each Fixed Account may have its own unique rate. We reserve the right to use an annual rate that is higher than the minimum shown. Any higher rate will apply uniformly to all members of the same Class. The interest rate in effect at the beginning of the Policy year will be effective for the duration of that year.

Variable Account Value – The Variable Account Value is the sum of the Accumulated Value in each Variable Account.

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Assets in each Variable Account are divided into Accumulation Units, which are measures of value for bookkeeping purposes.

•	Account Additions and transfers to a Variable Account will result in a credit of Accumulation Units to the Variable Account.
•	Account Deductions and transfers from a Variable Account will result in a deduction of Accumulation Units from the Variable Account.

The number of Accumulation Units credited to or deducted from a Variable Account as a result of a transaction is equal to the dollar amount of the transaction divided by the Unit Value of the affected Variable Account. The number of Accumulation Units in each Variable Account will not change because of subsequent changes in Unit Value.

The Accumulated Value in each Variable Account is equal to the number of Accumulation Units in the Variable Account multiplied by the Unit Value of the Variable Account.

Unit Value – The initial Unit Value for each Variable Account was arbitrarily set by us when the Variable Account was established. At the end of each Valuation Day, the Unit Value for each Variable Account is equal to (Y) × (Z) where:

(Y)	is the Unit Value for that Variable Account as of the end of the prior Valuation Day; and
(Z)	is the Net Investment Factor for that Variable Account as of the end of the current Valuation Day.

Net Investment Factor – At the end of each Valuation Day, the Net Investment Factor for each Variable Account is equal to (a) ÷ (b), where:

(a)	equals the sum of:

•	the Net Asset Value per share of the corresponding portfolio shares held by the Variable Account as of the end of the current Valuation Period; plus
•	the per share amount of any dividend or capital gain distributions made during that Valuation Period on the portfolio shares held by the Variable Account; minus
•	the Separate Account charge, if any; plus or minus
•	any per share credit or charge for any taxes that are, or may become, associated with the operation of the Variable Account; and

(b)	equals the Net Asset Value per share of the corresponding portfolio shares held by the Variable Account as of the end of the prior Valuation Period.

Net Asset Value – This is the portfolio shares corresponding to the Variable Account on any Valuation Day. We receive a report of the Net Asset Value as of the end of each Valuation Day by the investment company in whose shares the Variable Account is invested.

Indexed Account Value – The Indexed Account Value is equal to the sum of the Segment Values for all Segments in the Indexed Accounts.

Loan Account Value – The Loan Account Value is a portion of the Accumulated Value set aside to secure the Policy Debt. The Loan Account Value is equal to the Loan Account plus Loan Interest Credit.

Account Addition Method – The Account Addition Method describes how Account Additions will be applied to the Accumulated Value and is shown in the Policy Specifications. We may make other Account Addition Method options available in addition to the method described in the Policy Specifications. If another option has not been elected, the Account Addition Method will occur as described in the Policy Specifications.

Account Deduction Method – The Account Deduction Method describes how Account Deductions will be taken from the Accumulated Value, as of the Policy Date, and is shown in the Policy Specifications. We may make other Account Deduction Method options available in addition to the method described in the Policy Specifications. If another option has not been elected, the Account Deduction Method will occur as described in the Policy Specifications.

INDEXED ACCOUNTS

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The Indexed Account Value in each Indexed Account is divided into Segments. The following is an overview of how Segments work:

•	A new Segment is created when there is an allocation or transfer to an Indexed Account. The Segment will continue until the end of the Segment Term.
•	During the Segment Term, the Segment Value will be credited with Segment Guaranteed Interest and may be reduced by Segment Deductions.
•	At the end of a Segment Term, Segment Indexed Interest, if any, is credited, and the Segment Maturity Value is transferred as described in the Segment Maturity Value Reallocation provision below.

Segment Date – A new Segment is created when there is an allocation or transfer to an Indexed Account. The date of the allocation or transfer is called the Segment Date, and Segment months and Segment years are measured from this date. Once a Segment is created, the Indexed Account Factors will not change for that Segment during the Segment Term, as described in the Policy Specifications.

Segment Start Date – The Segment Start Date is the date as of which allocations or transfers into the Indexed Account may occur. The Segment Start Date is shown in the Policy Specifications. If we change the Segment Start Date, you will be notified in the Annual Report or other written notice.

Segment Term and Segment Maturity – The Segment Term is the total length of time that a particular Segment can exist. The Segment Term begins on the Segment Date and ends at Segment Maturity.

Segment Value – The Segment Value on the Segment Date is equal to the amount allocated or transferred to the Indexed Account at such time. At any later date, the Segment Value is equal to:

•	The Segment Value as of the prior day;
•	Plus the Segment Guaranteed Interest since the prior day;
•	Minus any Segment Deductions since the prior day;
•	Plus, at Segment Maturity only, any Segment Indexed Interest credited.

Segment Guaranteed Interest – Interest is credited on a daily basis to each Segment from the Segment Date to Segment Maturity, using a 365-day year, at an annual rate equal to the Segment Guaranteed Interest Rate shown in the Policy Specifications. The amount of such interest is called the Segment Guaranteed Interest.

Segment Deductions – Account Deductions may reduce the Segment Value in all Segments as described in the Account Deduction Method section of the Policy Specifications. For each Segment, the deduction is taken first from the Segment Monthly Balance, and then from the Segment Guaranteed Interest.

Segment Maturity Value – At Segment Maturity, the Segment Indexed Interest, if any, is calculated and credited to the Segment, resulting in the Segment Maturity Value.

Segment Indexed Interest – Segment Indexed Interest is calculated as described in the Policy Specifications. Upon a policy termination, no Segment Indexed Interest will be credited to the Indexed Account Value for any Segment that has not yet reached Segment Maturity. Segments will not be reinstated upon reinstatement of the Policy.

Segment Maturity Value Reallocation – At Segment Maturity, the Segment Maturity Value is transferred according to the reallocation instructions on file with us. If we have not been given any such instructions, the Segment Maturity Value will be reallocated to a new Segment of the same Indexed Account. However, if the Segment Monthly Balance has been reduced to zero, we will transfer any remaining Segment Maturity Value into the Designated Fixed Account.

Order of Processing Transfers – Any reallocation of Segment Maturity Value from the Indexed Account(s) to the Fixed Account will occur before any other transfer.

Substitution of Indexes – We reserve the right to substitute one or more Indexes for any particular Indexed Account, for any reason, including if an Index is discontinued or no longer published. In such case, prior to the change,

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notification will be sent to the Address on Record. Any such substitution is subject to approval by the Interstate Insurance Product Regulation Commission (IIPRC).

ALLOCATIONS AND TRANSFERS

You may allocate Accumulated Value, Net Premium, and Loan Repayment to one or more Accounts, subject to the conditions provided in this section.

Allocations – You may designate all or part of each Net Premium and Loan Repayment to be allocated to any available Account.

If you designate a portion of the Net Premium or Loan Repayment to be allocated to a Fixed Account, the Net Premium or Loan Repayment will be deposited in the Fixed Account at the time of the payment.

If you designate a portion of the Net Premium or Loan Repayment to be allocated to the Indexed Account(s), the Net Premium or Loan Repayment will first be deposited in the Designated Fixed Account. Then, on the next Segment Start Date, the amount you allocate, up to the Designated Fixed Account balance, will be transferred from the Designated Fixed Account to the Indexed Account(s) based on your Allocation Instructions. If your Policy is in a Lockout Period (see Lockout Period), then no transfer to the Indexed Account can occur.

If you designate a portion of the Net Premium or Loan Repayment to be allocated to the Variable Account(s) before the Free Look Transfer Date, the Net Premium or Loan Repayment will first be deposited in a money market variable account that we designate. Then, on the Free Look Transfer Date, the amount you designate, up to the money market variable account balance, will be transferred from that account to the Variable Account(s) based on your Allocation Instructions. If you designate a portion of the Net Premium or Loan Repayment to be allocated to a Variable Account on and after the Free Look Transfer Date, the amount will be deposited in the Variable Account at the time of the payment.

Allocation Instructions – Allocation Instructions are instructions In Writing that identify the Account(s) to which the Net Premium or Loan Repayment will be allocated. You may change the Allocation Instructions for future premium payments or Loan Repayments at any time by Written Request. A change will be effective as of the end of the Business Day on which such Written Request is received. Any requested change to the Allocation Instructions will affect the allocation of future premium payments and Loan Repayments but will not change the allocation of any previous payments. We reserve the right to impose a limit on the number and frequency of such changes.

Transfers – You may transfer all or part of the Accumulated Value:

•	From the Variable Account(s) to the Fixed Account(s);
•	From the Fixed Account(s) to the Variable Account(s); and
•	From one Fixed Account to another Fixed Account, if applicable.

If you want to transfer Variable Account Value to the Indexed Account(s), the Variable Account Value must first be transferred to the Designated Fixed Account. Then, on the next Segment Start Date, a transfer from the Designated Fixed Account, subject to the conditions provided in this Policy, will be transferred to the Indexed Account(s).

You may not transfer value out of an Indexed Account before the end of the Segment Term.

You may not transfer value to a Variable Account other than the money market variable account that we designate before the Free Look Transfer Date.

No transfer may be made if the Policy is in a Grace Period and the required premium has not been paid.

Allocation and Transfer Restrictions – We reserve the right to:

•	Limit allocations and/or transfers to the Indexed Account(s) as described in the Allocation Limitations for the Indexed Account(s) shown in the Policy Specifications;

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•	Limit allocations and/or transfers to the Fixed Account(s) as described in the Allocation Limitations for the Fixed Account(s) shown in the Policy Specifications;
•	Limit the size of transfers so that each transfer is at least equal to the Minimum Transfer Amount, shown in the Policy Specifications;
•	Limit the frequency of transfers. However, transfers to an Indexed Account will not occur less frequently than as shown in the Policy Specifications (see Segment Start Dates);
•	Require that the remaining balance in the Investment Option(s) as a result of a transfer, be at least equal to the Remaining Balance Amount shown in the Policy Specifications;
•	Assess an Excess Transfer Charge for each transfer exceeding the Total Number of Transfers Permitted Per Calendar Year shown in the Policy Specifications;
•	Impose further restrictions to limit transfers between certain Accounts, including, but not limited to, the dollar amount, the number of transfers made during a defined period, and the method used to submit transfers;
•	Otherwise waive or reduce any or all restrictions, uniformly to all members of the same Class, on transfers described in this section;
•	Revoke any waiver or reduction, uniformly to all members of the same Class; and
•	Terminate transfer privileges at any time.

Transfers between the Fixed Account(s) and the Variable Account(s) are also subject to the conditions in the Policy Specifications for each Fixed Account.

We reserve the right to allocate any excess allocations and/or transfers over such limits to the other Account(s) according to the most recent Allocation Instructions on record. If instructions have not been received, any excess will be allocated to a money market Variable Account, or a successor Account, identified by us for such purposes. Allocations include Net Premium payments and Loan Repayments.

You may contact us to find out what allocation and/or transfer restrictions are in effect at any time.

Cut-Off Date – For allocations or transfers into an Indexed Account to be effective on a given Segment Start Date, the following must be received at our Administrative Office by the Cut-Off Date shown in the Policy Specifications:

•	Any instructions for Net Premium or Loan Repayment to be allocated to an Indexed Account; or
•	Any instructions for transfers of Designated Fixed Account Value or reallocation of Segment Maturity Value to the Indexed Account(s).

Lockout Period – A Lockout Period is a 12-month period during which no transfers to an Indexed Account will be allowed. Reallocation of Segment Maturity Value to an Indexed Account is allowed during the Lockout Period. A Lockout Period will begin any time there is a deduction from an Indexed Account as a result of a Policy Loan or withdrawal, unless stated otherwise in an attached rider or benefit form.

POLICY CHARGES

Monthly Deduction – The Monthly Deduction provides coverage for the Policy month following the Monthly Payment Date and is deducted from the Accumulated Value on each Monthly Payment Date before the Monthly Deduction End Date. It is equal to the sum of the following items:

•	The Administrative Charge;
•	The Cost of Insurance Charge;
•	The Coverage Charge;
•	The Asset Charge, if any;
•	The Indexed Fixed Option Charge, if any; and
•	Rider or benefit charges, if any.

Unless otherwise indicated, the Monthly Deduction is taken from the Policy’s Accumulated Value as an Account Deduction on each Monthly Payment Date before the Monthly Deduction End Date.

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Monthly Deductions are calculated beginning from the Policy Date. Subject to state law, you may have requested In Writing to use a Policy Date that preceded the date on which the initial premium is paid. In such case, Monthly Deductions due for the period prior to our receipt of the initial premium will be deducted on the first Monthly Payment Date on or next following the date the initial premium is received.

The maximum for each charge is described below or in the rider or benefit forms. We may charge less than such maximum charge. Any lesser charge will apply uniformly to all members of the same Class. The charges, including the Cost of Insurance Charge, can be adjusted by us in our sole and exclusive discretion and such adjustment can be based on our experience factors such as investment earnings, mortality, persistency, taxes, and expenses, but will not exceed the maximums as shown in the Policy Specifications. We may profit from such charges, and may use those profits for any lawful purpose, such as the payment of distribution and administrative expenses. Unless stated otherwise, there are no Monthly Deductions on and after the Monthly Deduction End Date, which is shown in the Policy Specifications.

Administrative Charge – The Administrative Charge Per Month is shown in the Policy Specifications.

Cost of Insurance Charge – The Cost of Insurance Charge is the sum of the Cost of Insurance Charges for all Coverage Layers. The Cost of Insurance Charge for each Coverage Layer is equal to a × b, where:

a = the Monthly Cost of Insurance Rate for the Coverage Layer divided by 1000; and

b = the Net Amount at Risk as of the beginning of the Policy month before the Monthly Deduction is assessed.

If there are multiple Coverage Layers, the Net Amount at Risk is allocated proportionately to each Coverage Layer relative to the Total Face Amount.

Cost of Insurance Rates – The Maximum Monthly Cost of Insurance Rates for each Coverage Layer are shown in the Policy Specifications or, if applicable, in any Supplemental Schedule of Coverage. We reserve the right to charge rates that are lower than the maximums shown. Any lower Cost of Insurance Rates will apply uniformly to all members of the same Class.

Coverage Charge – The Coverage Charge is the sum of the Coverage Charges for all Coverage Layers. The Coverage Charge for each Coverage Layer will not exceed the Maximum Monthly Coverage Charge shown in the Policy Specifications or, if applicable, the Supplemental Schedule of Coverage that is sent to the Address on Record when a Coverage Layer is added. This charge is based on the Face Amount of the Coverage Layer as of its effective date. The Coverage Charge will not decrease even if the Face Amount of the associated Coverage Layer is decreased to zero. The Coverage Charge for any Coverage Layer will cease only if the Coverage Layer is terminated.

Asset Charge – The Asset Charge is equal to the Monthly Asset Charge Rate multiplied by the Unloaned Accumulated Value. The Unloaned Accumulated Value is equal to c – d where:

c = the Accumulated Value at the beginning of the policy month before the current Monthly Deduction is charged; and

d = the Loan Account.

The Monthly Asset Charge Rate will not exceed the Maximum Monthly Asset Charge Rate shown in the Policy Specifications.

Indexed Fixed Option Charge – Any Indexed Fixed Option Charge is described in the Indexed Account Policy Specifications page(s).

Rider or Benefit Charges – Any rider or benefit charges are described in the rider or benefit forms.

Tax-Related Charges – In addition to the charges described in this Policy, we reserve the right to make a charge for federal, state or local taxes generated by this Policy, or generated by our operations with respect to this Policy, to the extent such tax was not applicable to the Policy or our operations at the time of Policy issuance.

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POLICY LAPSE AND REINSTATEMENT

Grace Period – If the Policy’s Net Accumulated Value is not sufficient to provide for the Policy’s Monthly Deductions, the Policy will enter the Grace Period. A Grace Period of 61 days will be allowed for the payment of sufficient Loan Repayment or premium to keep this Policy In Force. The Grace Period begins on the Monthly Payment Date on which the insufficiency occurred and ends 61 days thereafter. At the start of the Grace Period, a grace notice will be sent to the Address on Record, including to any assignee of record, and any additional person designated to receive notice of lapse or termination (grace notice). Sufficient payments that are sent to us by United States mail and postmarked within the Grace Period will be accepted. Premium payments will be processed upon receipt, as described in the Premiums section. There is no penalty for paying a premium during the Grace Period. This Policy will remain In Force during the Grace Period and no interest on such premium will be charged. If the Insured dies during the Grace Period, the Death Benefit will be equal to the Death Benefit as of the beginning of the Grace Period reduced by any overdue charges.

Notification of Pending Termination for Non-Payment – A notification will be sent to the Address on Record, including to any assignee of record and any additional person designated to receive notice of lapse or termination (grace notice), 30 days after the Monthly Payment Date on which the insufficiency occurred. The notification will be provided by first class United States mail, postage prepaid, or by other means where permitted, and will state the due date and the amount of Loan Repayment or premium required for this Policy to remain In Force. A minimum of the insufficient amount due plus three times the Monthly Deduction due when the insufficiency occurred, plus any applicable Premium Load, must be paid for this Policy to remain In Force.

Lapse – A minimum of the insufficient amount due provided in the notification, plus three times the Monthly Deduction due when the insufficiency occurred, plus any applicable Premium Load, must be paid for this Policy to remain In Force. If sufficient Loan Repayment or premium is not made by the end of the Grace Period, this Policy will lapse. Upon lapse, the Policy will terminate with no value. Consult with a qualified tax advisor before allowing this Policy to lapse.

Reinstatement – After the end of the Grace Period, if it has not been surrendered, this Policy may be reinstated within the Reinstatement Period shown in the Policy Specifications. To reinstate this Policy, we must receive all of the following:

•	An Application for reinstatement;
•	Satisfactory Evidence of Insurability that the Insured is insurable in the same Risk Class as when the Policy was issued;
•	Sufficient Net Premium to cover all Monthly Deductions and Loan Interest Charges due and unpaid during the Grace Period;
•	Sufficient Net Premium to keep the Policy In Force for three months after the date of reinstatement; and
•	Sufficient Net Premium to cover any negative Accumulated Value if there was a Policy loan or other outstanding Policy Debt at the time of lapse.

The effective date of the Policy reinstatement will be the Monthly Payment Date on or next following the date your reinstatement Application is approved. At reinstatement each of the following applies:

•	The Accumulated Value upon reinstatement will equal the Accumulated Value on the date of lapse less the Policy Debt at the time of lapse. Any negative Accumulated Value will be due in addition to sufficient premium at the time of reinstatement.
•	The Maximum Surrender Charges and the Policy Charges for the coverages under this Policy will be calculated based on the remaining portion of each applicable Coverage Layer’s schedule(s) measured from the original Coverage Date(s).
•	Cost of Insurance Charges will be calculated using Cost of Insurance Rates that resume their schedule(s) measured from the original Coverage Date(s).
•	If there was a Policy loan at the time of lapse, the loan will not be reinstated.

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After the reinstatement premium has been applied, regular Policy processing will occur for the period when coverage was provided during the Grace Period. There will be no Monthly Deductions and no interest credits between the time of lapse and reinstatement.

SURRENDER AND WITHDRAWAL OF VALUES

Surrender – Upon Written Request, while it is In Force, this Policy may be surrendered for its Net Cash Surrender Value on the date the Written Request is received at the Administrative Office. The Policy will terminate on the date of Surrender. The Net Cash Surrender Value on the date of Surrender will be adjusted for any Account Additions and Account Deductions made since the preceding Monthly Payment Date. Surrender proceeds will be paid in a single lump sum check. We may make other options available in addition to the single check option.

Cash Surrender Value – The Cash Surrender Value is the Accumulated Value less any Surrender Charge.

Net Cash Surrender Value – The Net Cash Surrender Value is the Cash Surrender Value less any Policy Debt.

Surrender Charge – If this Policy is surrendered, there may be a Surrender Charge deducted from the Accumulated Value. The Surrender Charge is determined according to the Surrender Charge Calculation shown in the Policy Specifications.

Maximum Surrender Charge – The Maximum Surrender Charge is the sum of the Maximum Surrender Charges for any Coverage Layer that has an associated Surrender Charge. The Maximum Surrender Charges may vary with the presence of other Rider Coverage Layers. The Maximum Surrender Charges for each initial Coverage Layer are shown in the Policy Specifications.

If there have been decreases in the Face Amount of any Coverage Layer, including decreases due to withdrawals, the Maximum Surrender Charge for that Coverage Layer will not change because of the decrease.

In addition, any applicable Maximum Surrender Charges for a Basic Life Coverage Layer representing an increase in coverage will be provided in a Supplemental Schedule of Coverage. The Maximum Surrender Charges for any such Coverage Layer will be effective as of the Coverage Layer Date and will decrease in the same manner as the Maximum Surrender Charges for each initial Coverage Layer.

We reserve the right to charge less than the Maximum Surrender Charges. Any lesser charge will apply uniformly to all members of the same Class.

Withdrawals – You may withdraw a portion of the Net Cash Surrender Value of this Policy on or after the Initial Date of Withdrawal shown in the Policy Specifications, and until the Monthly Deduction End Date. Such withdrawal and any withdrawal fee will be deducted from the Accumulated Value as an Account Deduction, unless you instruct otherwise. The withdrawal fee, if any, will not be more than the Maximum Fee for Each Withdrawal shown in the Policy Specifications. There is no Surrender Charge imposed for a withdrawal, even if the Total Face Amount is reduced because of the withdrawal. Withdrawals will be subject to each of the Withdrawal Conditions, all shown in the Policy Specifications. The Basic Face Amount after a withdrawal must be at least equal to the Minimum Basic Face Amount After Withdrawal.

If Death Benefit Option A is in effect, a requested withdrawal may decrease the Total Face Amount as follows:

•	For the first withdrawal taken in each of the first 15 Policy years, the Total Face Amount will decrease by the amount, if any, that the withdrawal exceeds (a) plus (b), where:

(a)	is the lesser of 10% of the Net Cash Surrender Value or $10,000; and
(b)	is the Death Benefit minus the Total Face Amount.

•	For all other withdrawals, the Total Face Amount will decrease by the amount, if any, that the withdrawal exceeds the Death Benefit minus the Total Face Amount.
•	If the reduction in Total Face Amount due to a requested withdrawal would cause the Policy to become a Modified Endowment Contract, a withdrawal request will not be processed unless and until we receive a request to classify this Policy as a Modified Endowment Contract, in accordance with the Modified Endowment Contract Tax Status section of this Policy, In Writing.

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If Death Benefit Option B is in effect at the time of a withdrawal, the Total Face Amount will not be reduced, but the Accumulated Value will be reduced by the amount of the withdrawal. This has the effect of reducing the Death Benefit (see the Death Benefit section for details).

If Death Benefit Option C is in effect at the time of a withdrawal, the Total Face Amount will not be reduced, but the sum of the withdrawals will be increased by the amount of the withdrawal. This has the effect of reducing the Death Benefit (see the Death Benefit section for details).

If the Insured dies after the request for a withdrawal is received and prior to the withdrawal being processed, the withdrawal, if allowed under this provision, will be processed and paid to the Owner, or to the Owner’s estate before the Death Benefit Proceeds are determined and paid to the Beneficiary.

TIMING OF PAYMENTS AND TRANSFERS

Variable Accounts – With respect to allocations made to the Variable Accounts, values for surrenders, withdrawals, loans and, unless transfers are restricted, transfers as of the end of the Valuation Day will be calculated on or next following the day on which your instructions are received. For any portion of Death Benefit depending on the Variable Account Value, such value will be calculated as of the end of the Valuation Day on or next following the day on which the Insured's death occurs. We will pay such amounts and will process such transfers within seven days after all the information needed for the transaction is received. However, the calculation, payment or transfer of any such amounts derived from any of the Variable Accounts may be postponed, if any of the following occur:

•	The New York Stock Exchange is closed on other than customary weekend and holiday closings;
•	Trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission (SEC);
•	An emergency exists, as determined by the SEC, as a result of which it is not reasonably practicable to determine the value of the Variable Account assets or corresponding portfolio assets or to dispose of Variable Account securities; or
•	The SEC by order permits postponement for the protection of Policy Owners.

Other Accounts – With respect to allocations to Accounts other than those made to the Variable Accounts, surrenders, withdrawals, loans (except for loans to pay a premium on any policy issued by us), and transfers from such Accounts may be deferred, for up to six months after your request is received.

With respect to transfers, we will disclose in written notice to the Address on Record the effective date of the transfer, the reason for the delay, and the value of the transfer as of the date your transfer request is received.

Deferral – If payment of surrenders, withdrawals or loans is deferred for more than 10 days after your request is received, we will pay interest at the rate required by the state in which this Policy is delivered, but not less than an annual rate equal to the guaranteed rate payable on the Designated Fixed Account will be paid.

POLICY LOANS

Policy Loans – You may request a Policy loan, sometimes referred to as a Standard Policy Loan in certain riders and benefits, In Writing after the Free Look Transfer Date, on the sole security of this Policy. Consult with a qualified tax advisor before requesting a Policy loan.

Loan Account – Prior to the first loan taken, the Loan Account is zero. When a Policy Loan is taken, an amount equal to the loan will be deducted from the Accumulated Value as an Account Deduction and added to the Loan Account. If any amount of the Loan Interest Charge is not paid when due, the Loan Account will increase as described in the Loan Interest Processing provision. If there is a Loan Repayment, the Loan Account will decrease as described in the Loan Repayment provision.

Loan Account Value – The Loan Account Value is equal to the Loan Account plus any accrued Loan Interest Credit.

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Loan Amount Available – The maximum amount available for a loan on any date is equal to the Accumulated Value less:

•	Three times the most recent Monthly Deduction that reduces the Accumulated Value under the Policy;
•	Any Surrender Charge; and
•	Any existing Policy Debt.

The amount of the loan must be at least equal to the Minimum Loan Amount, if any, shown in the Policy Specifications.

Loan Repayment – A Loan Repayment is a payment that reduces the Loan Account. You may make a Loan Repayment of an amount up to the Loan Account at any time prior to lapse of this Policy. Unless we are notified In Writing that the payment is a premium payment, any payment received while you have a loan will first be applied as a Loan Repayment.

If you make a Loan Repayment, an amount equal to the Loan Repayment will be deducted from the Loan Account and added to the Accumulated Value as an Account Addition.

If the Loan Repayment is greater than the Loan Account, only the amount necessary to reduce the Loan Account to zero will be deducted from the Loan Account and added to the Accumulated Value as an Account Addition, and any remaining amount will be deducted from the Loan Interest Charge. If the remaining amount is greater than the Loan Interest Charge, only the amount necessary to reduce the Loan Interest Charge to zero will be deducted from the Loan Interest Charge, and any remaining amount will be applied as a premium payment.

We reserve the right to transfer the Loan Repayment from the Loan Account to the Fixed Account(s) up to the amount that was originally borrowed. Any remaining amount will be transferred to the Variable Accounts based on your most recent Allocation Instructions.

If you wish to repay the Policy loan in full, you must send us a payment that is sufficient to cover the Policy Debt, which is equal to the Loan Account plus any accrued Loan Interest Charge. If a payment reduces the Policy Debt to zero, then any accrued Loan Interest Credit will be added to the Accumulated Value and then set equal to zero.

Loan Interest Charge – The Loan Interest Charge will accrue daily using a 365-day year and will be due on each Policy anniversary. The daily accrual is equal to the Loan Account multiplied by the Annual Loan Interest Charge Rate divided by 365. The Maximum Annual Loan Interest Charge Rate is shown in the Policy Specifications. We reserve the right to use a rate that is lower than the maximum shown. Any lower rate will apply uniformly to all members of the same Class.

If the Policy terminates before a Policy anniversary, the Loan Interest Charge will be due at such time.

Loan Interest Credit –The Loan Interest Credit will accrue daily using a 365-day year and will be credited to the Accumulated Value. The daily accrual is equal to the Loan Account multiplied by the Annual Loan Account Interest Credit Rate divided by 365. The Minimum Annual Loan Interest Credit Rate is shown in the Policy Specifications. We reserve the right to use a rate that is higher than the minimum shown. Any higher rate will apply uniformly to all members of the same Class.

Loan Interest Processing – On each Policy anniversary, the Loan Interest Charge is due. Any portion of the Loan Interest Charge that has not been paid when due will be deducted from the Accumulated Value and added to the Loan Account and additional Loan Interest Charges will accrue on this compound amount, if the Policy continues to be In Force. At the same time, the Loan Interest Credit will be added to the Accumulated Value as an Account Addition.

The Loan Interest Charge and Loan Interest Credit will be set equal to zero on each Policy anniversary after Loan Interest Processing has been completed.

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SEPARATE ACCOUNT PROVISIONS

Separate Account – We established the Separate Account and maintain it under the laws and regulations of our state of domicile. The assets of the Separate Account shall be valued at least as often as any Policy benefits vary, but at least monthly. The Separate Account is divided into subaccounts, called Variable Accounts. Income and realized and unrealized gains and losses from the assets of each Variable Account are credited or charged against it without regard to our other income, gains or losses. Assets may be placed in the Separate Account to support this Policy and other variable life policies. Assets may be placed in the Separate Account for other purposes, but not to support contracts or policies other than variable life contracts or policies.

The assets of the Separate Account are our property. The portion of its assets equal to the reserves and other Policy liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of a Variable Account in excess of the reserves and other liabilities with respect to that Variable Account to another Variable Account or to the General Account. All obligations arising under the Policy are general corporate obligations. We do not hold ourselves out to be trustees of the Separate Account assets. We may establish additional Separate Accounts in our discretion.

Variable Account(s) – Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies. The Variable Accounts of the Separate Account that were available for the initial allocations are shown in the Application for this Policy. From time to time, other Variable Accounts may be made available. Written notice of all material details including investment objectives and all charges will be provided to you.

We reserve the right, subject to compliance with the law then in effect, to:

•	Change or add designated investment companies;
•	Add, remove or combine Variable Accounts;
•	Add, delete or make substitutions for the securities that are held or purchased by the Separate Account or any Variable Account;
•	Register or deregister any Variable Account under the Investment Company Act of 1940;
•	Change the classification of any Variable Account;
•	Operate any Variable Account as a managed investment company or as a unit investment trust;
•	Combine the assets of any Variable Account with other separate accounts or subaccounts of ours or our affiliates;
•	Transfer the assets of any Variable Account to other separate accounts or subaccounts of ours or our affiliates;
•	Run any Variable Account under the direction of a committee, board, or other group;
•	Restrict or eliminate any voting rights of Policy Owners with respect to any Variable Account, or other persons who have voting rights as to any Variable Account;
•	Change the allocations permitted under the Policy;
•	Terminate and liquidate any Variable Account; and
•	Make any other change needed to comply with law.

If any of these changes result in a material change in the underlying investment of a Variable Account of our Separate Account, we will notify you of such change.

Unless required by law or regulation, an investment policy may not be changed without our consent. We will not change the investment policy of the Separate Account without the approval of the Insurance Commissioner of our state of domicile. The process for such approval is on file.

OWNER AND BENEFICIARY

Owner – The Owner of this Policy is as shown in the Policy Specifications or as later changed by Written Request. If the Owner is changed by Written Request, the change is effective on the date the Written Request is signed, unless otherwise specified by the Owner, subject to our receipt of it and subject to any action taken or payment made by us

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prior to its receipt. If there are two or more Owners, they will own this contract as joint tenants with right of survivorship, unless otherwise provided by Written Request. Consult with a qualified legal and tax advisor(s) before requesting a change of Owner.

Assignment – You may assign this Policy by Written Request. An assignment must be recorded at the Administrative Office. When received, the assignment will take effect as of the date the Written Request was signed unless otherwise specified by the Owner. Any rights created by the assignment will be subject to any payments made or actions taken by us before the assignment is recorded. We will not be responsible for the validity of any assignment or any of the terms, conditions or obligations set forth in the assignment. Consult with a qualified legal and tax advisor(s) before assigning this Policy.

Beneficiary – You name the primary Beneficiary to receive the Death Benefit Proceeds in the Application. You may name one or more primary Beneficiaries. If more than one primary Beneficiary is named, they will share the Death Benefit Proceeds equally or as otherwise specified In Writing. You may also name one or more contingent Beneficiaries. If the Insured outlives all named primary Beneficiaries, Death Benefit Proceeds will pass equally, or as otherwise specified In Writing, to all surviving contingent Beneficiaries. No Beneficiary may, on or after the Insured’s death, assign, transfer or encumber any benefit payable. To the extent allowed by law, Policy benefits will not be subject to the claims of any creditor of any Beneficiary.

You may make a change to the primary or contingent Beneficiary by Written Request while the Policy is In Force. Beneficiary Change Request forms are available from us. The change will take place as of the date the request is signed unless otherwise specified by the Owner. Any rights created by the change will be subject to any payments made or actions we have taken before we have received the Written Request. A Beneficiary may be designated as irrevocable, in which case their rights under the Policy cannot be changed without their written consent.

The interest of a primary Beneficiary who does not survive the Insured will be divided equally, or as the Owner may have otherwise specified In Writing, among the surviving primary Beneficiaries. If no primary Beneficiaries survive the Insured, the interest will pass to a contingent Beneficiary or will be divided equally, or as the Owner may have otherwise specified In Writing, among the contingent Beneficiaries if more than one is named. If no Beneficiaries survive the Insured, then the Death Benefit Proceeds will pass to the Owner or, if the Owner is a non-natural person, the Death Benefit Proceeds will pass to the Insured’s estate. If the Owner does not survive the Insured, the Death Benefit Proceeds will pass to the Owner’s estate or to the Insured’s estate if the Owner is a non-natural person. In the event of a simultaneous death of the Insured and a Beneficiary such that it cannot be determined who died first, it will be assumed, unless proof to the contrary is provided, that the Beneficiary died first.

GENERAL PROVISIONS

Entire Contract – This Policy is a contract between you and us. This Policy, Policy Specifications, the attached copy of the initial Application, including any supplements, amendments and endorsements to the Application, any Supplemental Schedules of Coverage, any Applications for Reinstatement, all subsequent Applications to change the Policy including change in smoking status, Risk Class, any endorsements, benefits, or riders, and all additional Policy information sections added to this Policy are the Entire Contract. Only our President, Chief Executive Officer or Secretary is authorized to change this contract or extend the time for paying premiums. Any such change must be In Writing.

All statements in the Application, in the absence of fraud, will be deemed representations and not warranties. We will not use any statement to contest this Policy or defend a claim on grounds of misrepresentation unless the statement is in an Application.

Incontestability – We will not contest this Policy unless there was a material misrepresentation in the Application or, when permitted by applicable state law, where the Policy was procured through fraud. If it is determined that the Application contains a material misrepresentation, the Policy will be rescinded and the premiums paid less any Policy loans, any withdrawals taken and any benefits paid under the Policy or the Riders attached to the Policy will be returned to you. No Death Benefit will be paid. After the Policy has been In Force for two years during the Insured’s lifetime, this Policy cannot be contested except for failure to pay required premiums or if the Policy was procured by fraud.

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If this Policy lapses and is later reinstated, we will not contest the reinstated Policy except for the following reasons:

•	There was a material misrepresentation in the Application required for reinstatement; or
•	When permitted by applicable state law, where the Policy was procured through fraud; or
•	For failure to pay required premiums.

If we determine that such Application contains a material misrepresentation or in the case of fraud, the reinstated Policy will be rescinded as of the reinstatement date and the premiums paid after the reinstatement date less any Policy loans, any withdrawals taken and any benefits paid under the Policy or the Riders attached to the Policy after the reinstatement date will be returned. No Death Benefit will be paid. After the reinstated Policy has been In Force for two years during the Insured’s lifetime, this Policy cannot be contested except for failure to pay required premiums or if the Policy was procured by fraud.

If there has been a change to the Policy for which we required the Insured to submit Evidence of Insurability, we will not contest such a change except for the following reasons:

•	There was a material misrepresentation in the Application required for the change; or
•	When permitted by applicable state law, where the change was procured through fraud; or
•	For failure to pay required premiums.

If we determine that such Application contains a material misrepresentation, the Policy change will be rescinded, and all Policy Charges made after the change will be reversed and corrected charges applied so that the Policy’s Accumulated Value will be unaffected by the change. Any Death Benefits or other benefits that become payable will be determined as though the Policy change had never been requested. After the changed Policy has been In Force for two years during the Insured’s lifetime, we will not contest any such change except for failure to pay required premiums or if the change was procured by fraud.

Non-Participating – This Policy will not share in any of our surplus earnings.

Suicide Exclusion – If the Insured dies by suicide, while sane or insane, within the Suicide Exclusion Period shown in the Policy Specifications, the Death Benefit Proceeds will be limited to an amount equal to the sum of the premiums paid, less any benefits paid under this Policy or the riders attached to this Policy and less the sum of any Policy loans and withdrawals. If this Policy has been reinstated and the Insured dies by suicide, while sane or insane, within the Suicide Exclusion Period from the latest reinstatement date, the Death Benefit Proceeds will be limited to an amount equal to the sum of the premiums paid less any benefits paid under this Policy or the riders attached to this Policy and less the sum of any Policy loans and withdrawals taken since such date.

If the Insured dies by suicide, while sane or insane, after the Suicide Exclusion Period from the Policy Date but within the Suicide Exclusion Period after the effective date of any increase in the Total Face Amount or if applicable, the latest reinstatement date, the Death Benefit Proceeds will be limited by all of the following adjustments:

1.	Any such increase in Total Face Amount will be excluded;
2.	Refund of the portion of Monthly Deductions associated with any such increase will be included; and
3.	Premium Load associated with the portion of Monthly Deductions referred to in 2) above will be included.

Misstatement – There will be a Policy adjustment if there is a misstatement on the Application of the Insured’s:

•	Birth date; and/or
•	Sex. Sex does not apply to Policies issued as unisex; see the Policy Specifications to determine if this Policy was issued as unisex.

If the misstatement is discovered on or after the death of the Insured, the Death Benefit shall be the Minimum Death Benefit that would have been purchased for the correct sex and birth date of the Insured based on the most recent Cost of Insurance Charges, or if greater, a Death Benefit based on a Net Amount at Risk adjusted by the ratio of the incorrect Cost of Insurance Rate to the correct Cost of Insurance Rate. The adjusted Net Amount at Risk will result in an adjusted Death Benefit, given that the Death Benefit depends on the Net Amount at Risk.

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If the misstatement is discovered before the death of the Insured, we will not recalculate the Accumulated Value, but we will use the correct sex and birth date of the Insured in calculating future Monthly Deductions.

Maturity – This Policy does not mature but will continue In Force so long as the Insured is alive, the Policy has not been surrendered, and lapse has not occurred.

Monthly Deduction End Date – Provided the Policy is still In Force, coverage will continue on and after the Monthly Deduction End Date, subject to all Policy provisions, with all of the following exceptions and clarifications:

•	Monthly Deductions will cease, except for any charge that specifically states that it will continue beyond the Monthly Deduction End Date;
•	Premiums will not be accepted, except amounts required to keep the Policy In Force;
•	Policy loans will be allowed;
•	Loan Repayments will be permitted;
•	Loan Interest Charges and Loan Interest Credits will continue to accrue; and
•	Withdrawals will not be allowed.

Timing of Payments – We may defer payments of any Net Cash Surrender Value, withdrawal or loan (except for loans to pay a premium on any policy issued by us) for up to 6 months after your request is received. If any such payment is deferred for more than 30 days after we receive your request, we will pay interest at least equal to the Guaranteed Interest Rate for the Fixed Account(s) shown in the Policy Specifications.

Annual Report – A report will be mailed to the Address on Record, or sent by other means where permitted, no less frequently than annually. This report will show all of the following:

•	The beginning and end dates of the reporting period;
•	The Accumulated Value at the beginning and end of the reporting period;
•	Amounts that have modified the Accumulated Value by way of Account Additions and Account Deductions during the reporting period, identified by type;
•	The Death Benefit at the end of the reporting period on each life covered by the Policy;
•	The Net Cash Surrender Value at the end of the reporting period;
•	Any Policy Debt outstanding at the end of the reporting period;
•	A notice if the Net Cash Surrender Value will not be sufficient to keep the Policy In Force until the end of the next reporting period, unless further premium payments are made; and
•	Any other information required by law.

In addition to the above report, an annual report containing financial statements for the Separate Account and the designated investment company or companies or other designated portfolio(s) in which the Separate Account invests will be sent to the Address on Record. The latter report will include a list of the portfolio securities of the investment company, or of any other designated portfolio, as required by the Investment Company Act of 1940. We will also send any other reports to the Address on Record as required by federal securities law.

Policy Illustrations – Upon request you will be given a hypothetical illustration of the future benefits under this Policy based upon both guaranteed and current cost factor assumptions. Such illustrations reflect assumptions about the Policy's non-guaranteed elements and about how the Policy's options will be used. Over time the Policy's actual non-guaranteed elements, and your actual use of the Policy's options, are likely to vary from the assumptions used in such illustrations. In addition, the order in which requested transactions are processed may vary between the illustration provided and policy administration. For these reasons, actual Policy values will likely be more or less favorable than shown in such illustrations. We reserve the right to charge a fee not to exceed the amount shown in the Illustration Conditions section of the Policy Specifications for each illustration in excess of one per Policy year.

Juvenile Insured – This provision only applies if Juvenile Insured Conditions are shown in the Policy Specifications. You will have an opportunity to request a change to this Policy’s Risk Class as compared with the Risk Class that was applied for prior to the Post -Juvenile Insured Age, beginning when the Insured attains the Post-Juvenile Insured Age. This may reduce the actual Cost of Insurance Charge that is deducted from this Policy’s Accumulated Value. At least

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60 days prior to the Insured becoming their Post-Juvenile Insured Age, a notice of your right to change to a different Risk Class for the Insured will be sent to the Address on Record. This notice will include the Post-Juvenile Risk Class that will be assigned if you do not choose to apply for a change. Satisfactory Evidence of Insurability must be supplied to qualify for a change in Risk Class. Said Risk Class, if approved by us, will take effect at the Post-Juvenile Insured Age, provided the Written Request is made prior to the Post- Juvenile Insured Age. If a change in Risk Class for the Insured is not requested, the Post-Juvenile Risk Class shown in the Policy Specifications, if any, will be assigned.

Basis of Values – The cash values and nonforfeiture values for this Policy are not less than the minimum values and benefits required by the Uniform Standards and Operating Procedures adopted by the Interstate Insurance Product Regulation Commission. A detailed statement showing how such values are determined has been filed with the Interstate Insurance Product Regulation Commission. To calculate the minimum required nonforfeiture values, we use the Guaranteed Interest Rate for the Fixed Account(s) or if higher, the rate required by the Interstate Insurance Product Regulation Commission, and mortality rates from the Basis of Value Mortality Table shown in the Policy Specifications, are used. Cash values available under the Policy are not less than the minimum values and benefits required by or pursuant to the NAIC Variable Life Insurance Regulation, model #270.

Ownership of Assets – We have the exclusive and absolute control of our assets, including all assets in the Separate or Variable Accounts.

Tax Qualification as Life Insurance – This Policy is intended to qualify as a life insurance contract for federal tax purposes, and the Death Benefit under this Policy is intended to qualify for federal income tax exclusion. The provisions of this Policy, including any rider, benefit or endorsement that does not specifically override this tax qualification provision, shall be interpreted to ensure and maintain such tax qualification, despite any other provision to the contrary. At no time shall the amount of Death Benefit under this Policy ever be less than the minimum amount needed to ensure or maintain such tax qualification. If necessary, the Death Benefit shall be increased retroactively and prospectively to the minimum extent necessary to accomplish that purpose. In addition, the Accumulated Value will be reduced to reflect the increased Monthly Deductions that result from such Death Benefit increase(s), starting on the date that each increase is effective. We reserve the right to amend this Policy from time to time to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification or to conform the Policy provisions to any applicable changes in such tax qualification requirements, as provided in the Code or any published Internal Revenue Service (“IRS”) guidance relating thereto, without consent (where allowed by law). We will send a copy of such amendment to the Address on Record. As of the effective date of the filing of this Policy in the state in which it was issued for delivery, the IRS has not published final guidance on all aspects of the tax treatment of life insurance policies that continue coverage beyond Age 100. You should consult with a qualified tax advisor, as there may be tax consequences.

We will not accept a premium payment that would cause the Policy to fail to qualify as a life insurance contract for federal tax purposes. If at any time the premiums paid under the Policy exceed the amount allowable for such tax qualification, the excess amount, including any interest as determined under federal tax law, shall be removed from the Policy as of the date of its payment, and any appropriate adjustments in the Death Benefit and/or Accumulated Value shall be made as of such date. This excess amount, including such interest, shall be refunded no later than 60 days after the end of the applicable contract year, as determined under federal tax law.

If this excess amount is not refunded by the end of such 60-day period, the Death Benefit shall be increased retroactively and prospectively to the minimum extent necessary so that at no time is the Death Benefit ever less than the minimum amount necessary to ensure or maintain such tax qualification. In addition, the Accumulated Value will be reduced to reflect any increased Monthly Deductions that result from such Death Benefit increase, starting on the date that the increase is effective.

If you request a decrease in Policy or rider benefits, it may cause a reduction in any applicable tax limits on premiums or cash values for the Policy to maintain such tax qualification. Such a reduction in these limits may require us to make one or more distributions from the Policy equal to the greatest amount by which the premiums paid or cash values for the Policy, exceed any such reduced limits, as determined under federal tax law, in order to maintain the Policy’s tax qualification. If such a distribution is made, the distribution will be paid to you and the Accumulated Value will be reduced by the amount of the distribution. However, no request for a decrease in Policy or rider benefits will be

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allowed to the extent that we determine that the resulting reduction in such tax limits would require us to distribute more than the Net Cash Surrender Value for the Policy.

Modified Endowment Contract Tax Status – Unless and until you have given us a request to accept a Modified Endowment Contract (“MEC”) classification for this Policy In Writing, the provisions of this Modified Endowment Contract Tax Status subsection apply to this Policy.

Under federal tax law, if the funding of a life insurance contract occurs too rapidly, it becomes a MEC and fails to qualify for certain favorable tax treatment as a result. This Policy is intended to qualify as a life insurance contract that is not a MEC for federal tax purposes. To achieve these purposes, the provisions of this Policy (including any rider or endorsement that does not specifically override this tax qualification provision) shall be interpreted to prevent this Policy from being subject to such MEC treatment, despite any other provision to the contrary. If and while the provisions of this subsection apply to this Policy, the amount of death benefit under this Policy shall never be less than the minimum amount needed to avoid such MEC treatment. We reserve the right to amend this Policy from time to time to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification for non-MEC treatment or to conform the Policy provisions to any applicable changes in such tax qualification requirements, as provided in the Code or any published IRS guidance relating thereto, without consent (where allowed by law). We will send a copy of such amendment to the Address on Record, or by other means where permitted.

We will not accept a payment as premium or otherwise which would cause the Policy to become a MEC. The initial 7-Pay Premium, shown in the Policy Specifications, is used solely to determine the Policy’s premium limits to avoid MEC treatment. Payment of one or more 7-Pay Premium amounts does not guarantee that the Policy will never lapse, and additional premiums may be necessary to prevent the Policy from lapsing in the future.

If at any time the amounts paid under the Policy exceed the limit for avoiding such MEC treatment, this excess amount, including any interest as determined under federal tax law, shall be removed from the Policy as of the date of its payment, and any appropriate adjustment in the Death Benefit and/or Accumulated Value shall be made as of such date. This excess amount, including any interest, shall be refunded no later than 60 days after the end of the applicable contract year, as determined under federal tax law.

If this excess amount is not refunded by the end of such 60-day period, the Death Benefit shall be increased retroactively and prospectively to the minimum extent necessary (e.g., to the end of any MEC 7-year test period) so that at no time is the Death Benefit ever less than the minimum amount necessary to avoid Modified Endowment Contract classification. In addition, the Accumulated Value will be reduced to reflect any increased Monthly Deductions resulting from such Death Benefit increase, starting on the date that the increase is effective.

Any request that would change the Death Benefit or any other benefit or rider under the Policy will not be processed if the change would cause the Policy to be classified as a Modified Endowment Contract. Requested changes that could cause the Policy to be classified as a Modified Endowment Contract include, but are not limited to, an elective reduction in the Total Face Amount, a Death Benefit Option change that would cause a reduction in the Total Face Amount, and a withdrawal that would cause a reduction in the Total Face Amount.

Other Distributions of Accumulated Value – We reserve the right to make a distribution of Accumulated Value to make the Net Amount at Risk equal three times the original Total Face Amount if the Net Amount at Risk ever exceeds three times the original Total Face Amount. In such case, the distribution will be treated as a premium refund. Note that while such a distribution will be treated as a premium refund for certain contract purposes, normal tax rules will apply in determining the amount of such a distribution, if any, which is taxable.

We may offer a program through which periodic distributions of Policy values are made. Any such program, if offered, will be shown in the Policy Specifications.

Change of Risk Class – You may request a change to the Policy’s Risk Class In Writing. We may require Evidence of Insurability to evaluate your request. If the change in Risk Class is approved, only the Cost of Insurance Charges deducted from your Accumulated Value thereafter are affected. No other Policy Charges will be affected.

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Additional Services – While this Policy is In Force, we may, either directly or through a third-party service provider, provide you with access to independent living-related resources and independent living-related goods and services, health and wellness-related goods and services, and/or longevity-related goods and services.

Right to Add Benefits – From time-to-time additional benefits that could be available to your Policy by rider or endorsement, may be offered. Such additional benefit(s), must be requested In Writing. You or the proposed Insured may be subject to new underwriting for any additional benefit requested. If an additional benefit requested is issued pursuant to this paragraph, a Supplemental Schedule of Coverage will be mailed to the Address on Record or sent by other means where permitted.

Clerical or Administrative Error – A clerical or administrative error is an error that does not reduce or eliminate your benefits or coverage or impair or invalidate any right granted to you in this Contract. You will be notified of an Error upon its discovery, and we will promptly make appropriate adjustments.

Effect of Additional Benefits on Policy Provisions – Your Policy may include additional benefits that were added by rider or endorsement. These rider and endorsement forms may include provisions that replace or amend provisions in this contract. Please read this Policy and all other forms carefully and contact legal and tax advisors for additional information or advice.

Compliance – We reserve the right to make any change to the provisions of this Policy to comply with, or give you the benefit of, any federal or state statute, rule, or regulation, including but not limited to requirements for life insurance contracts under the Code or of any state. We will provide you with a copy of any such change, and file such a change with the insurance supervisory official of the state in which this Policy is issued for delivery. You have the right to refuse any such change where allowed by state law.

Conformity with Interstate Insurance Product Regulation Commission (“IIPRC”) Standards – This Policy was approved under the authority of the IIPRC and issued under the IIPRC standards. If there is any policy provision that conflicts with any IIPRC standards in effect as of the date this Policy is approved by the IIPRC, then that provision is amended to conform to the applicable IIPRC standard in effect on the date of such approval.

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INDEX

Subject	Page

Accounts	5
Accumulated Value	5, 13
Administrative Charge	18
Administrative Office	5
Age	5
Annual Report	26
Application	5
Assignment	24
Basic Face Amount	5
Basic Life Coverage	5
Basis of Values	27
Beneficiary	24
Cash Surrender Value	20
Change of Death Benefit Option	9
Change of Risk Class	28
Class	6
Closing Value	6
Code	6
Compliance	29
Conformity with IIPRC Standards	29
Cost of Insurance Charge	18
Cost of Insurance Rates	18
Coverage Charge	18
Coverage Layer Date	6
Coverage Layers	6
Cut-Off Date	17
Death Benefit	8
Death Benefit Option	8
Death Benefit Proceeds	9
Death Benefit Qualification Test	5, 6, 9
Entire Contract	24
Evidence of Insurability	6
Face Amount	6
Face Amount Decrease	10
Face Amount Increase	10
Fixed Account Value	13
General Account	6
Grace Period	19
Guideline Premium Limit	12
In Force	6
Insured	6
Juvenile Insured	26
Lapse	19
Loan Account	21
Loan Amount Available	22
Lockout Period	17
Maturity	26
Misstatement	25
Modified Endowment Contract	12, 27
Monthly Deduction	17

Subject	Page

Monthly Deduction End Date	7, 18, 26
Monthly Payment Date	7
Net Amount at Risk	7
Net Asset Value	14
Net Cash Surrender Value	20
Net Investment Factor	14
Net Premium	7
Non-Participating	25
Notification of Termination for Non-Payment	19
Owner	23
Planned Premium	11
Policy Change Limit	11
Policy Charges	17, 18
Policy Date	7
Policy Debt	7
Policy Illustrations	26
Policy Loans	21
Policy Specifications	7
Premium Limitation	11
Premium Load	11
Premium Processing	11
Premiums	11
Reinstatement	19
Rider Charges	18
Right to Add Benefits	28
Risk Class	7
Segment Deductions	15
Segment Guaranteed Interest	15
Segment Indexed Interest	15
Segment Maturity Value	15
Segment Start Dates	15
Segment Term	15
Segment Value	15
Separate Account	7, 23
Substitution of Indexes	15
Suicide Exclusion	25
Supplemental Schedule of Coverage	7
Surrender	20
Tax Qualification as Life Insurance	27
Timing of Payments	26
Total Face Amount	7
Transfers	16
Unit Value	14
Valuation Day	8
Valuation Period	8
Variable Account	6, 8, 23
Variable Account Value	13
Withdrawal	20
Written Request	8

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Pacific Life Insurance Company • [700 Newport Center Drive • Newport Beach, CA 92660]

www.PacificLife.com	(800) 347-7787]

FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE WITH INDEXED FIXED OPTION(S)

•	Death Benefit Payable On The Death Of The Insured
•	Net Cash Surrender Value Payable Upon Surrender
•	Benefits May Vary Based On Investment Experience
•	Adjustable Face Amount
•	Non-Participating

ICC25 P25VIUL	[Admiral VUL 2]